Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to the Registration Statement (Form S-11 No. 333-164703) and related Prospectus of KBS Real Estate Investment Trust III, Inc. for the registration of 280,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2012 with respect to the consolidated financial statements and schedule of KBS Real Estate Investment Trust III, Inc. included in its Annual Report (Form 10-K) as of December 31, 2011 filed with the Securities and Exchange Commission and our report dated December 23, 2011 with respect to the statement of revenues over certain operating expenses of Las Cimas IV for the year ended December 31, 2010, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
April 19, 2012